Exhibit 4.1(a)

                                   AGREEMENT

     AGREEMENT, effective as of the 1st day of April, 2004, between BRANDPARTNERS GROUP, INC., a Delaware Corporation (the "Company"), located at 10 Main Street, Rochester, NH 03839, and ANTHONY J. CATALDO, 1100 Hardman Avenue, Napa, California 94558 (social security number __________) ("Cataldo").

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, the Company has previously appointed Cataldo as Non-Executive Chairman of the Company as of October 15, 2003 (the "Agreement"); and

     WHEREAS, the Company and Cataldo are desirous of amending the terms and responsibilities under the Agreement with all terms regarding consideration remaining the same.

          NOW THEREFORE, IN CONSIDERATION OF THE PREMISES AND THE MUTUAL PROMISES SET FORTH HEREIN, THE PARTIES HERETO AGREE AS FOLLOWS:

     1. Cataldo shall continue to serve as Non-Executive Chairman of the Company and provide advice on general corporate matters, particularly related to shareholder relations, including identifying and introducing potential merger and acquisition candidates implementing new client initiatives and reorganizing and restructuring of the Company, and other projects as may be assigned by the Company's Board of Directors on an as needed basis for a term of six (6) months from the effective date of this agreement.

     2. The Company shall be entitled to Cataldo's services for reasonable times, and upon Cataldo's availability during times that do not conflict with Cataldo's work on behalf of other public companies, so long as there is no conflict of interest with the business of the Company, and to the extent requested by, and subject to the direction of the Board of Directors. The Company acknowledges that Cataldo serves as Chairman of the Board of Calypte Biomedical Corporation.

     3. Cataldo shall provide Company with periodic reports concerning the status of various projects assigned to Cataldo.

     4. Reasonable travel and other expenses necessarily incurred by Cataldo to render such services shall be reimbursed by the Company promptly upon receipt of proper statements, including appropriate documentation, with regard to the nature and amount of those expenses. Those statements shall be furnished to the Company monthly at the end of each calendar month during the term hereof. The
Company shall pay expenses within five (5) business days of the receipt of a request with appropriate documentation.

     5. In consideration for the services to be performed by Cataldo, Cataldo has received per his original Agreement the sum of $30,000 per month, and 3,000,000 options to purchase 3,000,000 shares of common stock for a period of five (5) years as follows: 1,500,000 options at $.20 per share, and 1,500,000 options at $.30 per share with cost-free piggy back registration rights. The options were fully vested as of the effective date of the Agreement and exercisable as provided for therein.

     6. Neither this agreement nor any duties or obligations under this agreement may be assigned by Cataldo without the prior written consent of the Company.

     7. The Agreement has been approved by the Board of the Company, and Cataldo, as Chairman of the Board, has not participated in any discussions with the Board, and recused himself from any Board vote on the approval for said Agreement.

     8. Any notices to be given hereunder by either party to the other may be given either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this agreement, but each party may change the address by written notice in accordance with the paragraph. Notices delivered personally will be deemed communicated as of actual receipt; mailed notices will be deemed communicated as of two days after mailing.

     9. This agreement amends the Agreement dated as of October 15, 2003 and supercedes any and all other agreements, either oral or written, between the parties hereto with respect to the rendering of services by Cataldo for the Company. Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein and the Agreement to the extent it does not conflict with this agreement, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding. Any modification of this agreement will be effective only if it is in writing signed by the party to be charged.

     10. This agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws provisions; and the parties agree that the proper venue for the resolution of any disputes hereunder shall be New York County, New York.

     11. For purposes of this agreement, Intellectual Property will mean (i) works, ideas, discoveries, or inventions eligible for copyright, trademark, patent or trade secret protection; and (ii) any applications for trademarks or patents, issued trademarks or patents, or copyright registrations regarding such items. Any items of Intellectual Property discovered or developed by Cataldo during the term of this Agreement will be the property of the Cataldo, subject to the irrevocable right and license of the Company to make, use or sell products and services derived from or incorporating any such Intellectual Property without payment of royalties. Such rights and license will be exclusive during the term of this Agreement, and any extensions or renewals of it. After termination of this Agreement, such rights and license will be nonexclusive, but will remain royalty-free. Notwithstanding the preceding, the textual and/or graphic content of materials created by Cataldo under this Agreement (as opposed to the form or format of such materials) will be, and hereby are, deemed to be "works made for hire" and will be the exclusive property of the Company. Each party agrees to execute such documents as may be necessary to perfect and preserve the rights of either party with respect to such Intellectual Property.

     12. The written, printed, graphic, or electronically recorded materials furnished by the Company for use by Cataldo are Proprietary Information and are the property of the Company. Proprietary Information includes, but is not limited to, product specifications and/or designs, pricing information, specific customer requirements, customer and potential customer lists, and information on Company's employees, agent, or divisions. Cataldo shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this agreement, any Proprietary Information, confidential information, or know-how belonging to the Company, whether or not it is in written form, except to the extent necessary to perform services under this agreement. On termination of Cataldo's services to the Company, or at the request of the Company before termination, Cataldo shall deliver to the Company all material in Cataldo's possession relating to the Company's business.

     13. The obligations regarding Proprietary Information extend to information belonging to customers and suppliers of the Company about which Cataldo may have gained knowledge as a result of performing services hereunder.

     14. Cataldo shall not, during the term of this agreement and for a period of one year immediately after the termination of this agreement, or any extension of it, either directly or indirectly (a) for purposes competitive with the products or services currently offered by the Company, call on, solicit, or take away any of the Company's customers or potential customers about whom Cataldo became aware as a result of Cataldo's services to the Company hereunder, either for Cataldo or for any other person or entity, or (b) solicit or take away or attempt to solicit or take away any of the Company's employees or consultants either for Cataldo or for any other person or entity.

     15. The Company will indemnify and hold harmless Cataldo from any claims or damages related to statements prepared by or made by Cataldo that are either approved in advance by the Company, the Board or entirely based on information provided by the Company.



                                             Company:
                                             BRANDPARTNERS GROUP, INC.

                                             By:
                                                 ---------------------------
                                                 JAMES F. BROOKS

                                                 ---------------------------
                                                 ANTHONY J. CATALDO